Exhibit 17.2

February 10, 2022

RumbleOn, Inc.

901 W. Walnut Hill Lane #305C

Irving, TX 75038

Marshall Chesrown:

Reference is made to that certain Employment Agreement dated as of August 31, 2021 (the “Employment Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Employment Agreement.

I hereby give notice, effective immediately, to terminate the Employment Agreement for Good Reason pursuant to Section 4(c)(A) of the Employment Agreement as a result of the material reduction or diminution by the Company of my authorities, duties, and responsibilities. As a result, I will no longer serve as Chief Operating Officer of the Company and as a director of the Company, effective immediately. Furthermore, for the same reasons, I hereby step down from each and every position that I hold as a director, manager, officer, dealer operator, or authorized person with each entity listed on Schedule A hereto.

For the avoidance of doubt, I will remain the Sellers’ Representative for purposes of the Plan of Merger and Equity Purchase Agreement dated March 12, 2021.

Please note that, pursuant to the Employment Agreement, I understand that I am entitled to payment of the Accrued Obligations, as well as Termination Compensation, as if I had been terminated by the Company without Cause. Please tender all such payments at such times and in such amounts as set forth in the Employment Agreement.

Nothing in this letter should be construed as a waiver of any rights or remedies under the Employment Agreement, at law, or in equity, and all such rights are specifically reserved.

Sincerely,

/s/ Mark Tkach
Mark Tkach

cc:	Stephen R. Boatwright, Esq.

Schedule A

1.	Bayou Motorcycles LLC
2.	INDTUC, LLC
3.	Ride Now 5 Allen LLC
4.	Ride Now-Carolina, LLC
5.	RN-Gainesville, LLC
6.	RNKC LLC
7.	TC Motorcycles LLC
8.	BJ Motorsports, LLC
9.	C&W Motors, Inc.
10.	Coyote Motorsports-Allen, Ltd.
11.	Coyote Motorsports-Garland, Ltd.
12.	DHD Allen, LLC
13.	DHD Garland, LLC
14.	DLV Motorcycles, LLC
15.	East Valley Motorcycles, LLC
16.	ECHD Motorcycles, LLC
17.	Glendale Motorcycles, LLC
18.	IOT Motorcycles, LLC
19.	J.J.B. Properties, LLC
20.	Metro Motorcycle, Inc.
21.	RHND Ocala, LLC
22.	RN Tri-Cities LLC
23.	Ride Now, LLC
24.	Ride USA, LLC
25.	RNAJ, LLC
26.	RNMC Daytona, LLC
27.	Top Cat Enterprises, LLC
28.	Tucson Motorcycles, Inc.
29.	Tucson Motorsports, Inc.
30.	YSA Motorsports, LLC
31.	CMG Powersports, Inc.
32.	America’s PowerSports, Inc.
33.	North County 355 Holdings, Inc.
34.	San Diego House of Motorcycles, LLC
35.	Fun Center 355 Holdings, Inc.
36.	Woods Fun Center, LLC
37.	APS Austin Holdings, LLC
38.	APS Texas Holdings, LLC
39.	APS of Texas, LLC
40.	Fort Thunder 355 Holdings, Inc.
41.	APS of Oklahoma, LLC
42.	Powder Keg 355 Holdings, Inc.
43.	APS of Ohio, LLC
44.	Georgetown 355 Holdings, Inc.
45.	APS of Georgetown, LLC
46.	RO Fairwinds, LLC